                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                                BWAY CORPORATION
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   056039100
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 056039100                                         Page 1 of 7 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                       *
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                     *


                                 7) Sole Dispositive Power                  *


                                 8) Shared Dispositive Power                *


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person        *


   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   *


   12)  Type of Reporting Person (See Instructions)                          HC

                         * See the response to Item 5.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                                BWAY CORPORATION
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   056039100
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 056039100                                         Page 2 of 7 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                          *
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                        *


                            7) Sole Dispositive Power                     *


                            8) Shared Dispositive Power                   *


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person      *



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                       [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 *

   12)  Type of Reporting Person (See Instructions)                       HC

                         * See the response to Item 5.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                                BWAY CORPORATION
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   056039100
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 056039100                                         Page 3 of 7 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  22-1146300


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization               United States


  Number of Shares             5) Sole Voting Power                    *
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                  *


                               7) Sole Dispositive Power               *


                               8) Shared Dispositive Power             *


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   *



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)              *


   12) Type of Reporting Person (See Instructions)                         BK

                         * See the response to Item 5.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                                BWAY CORPORATION
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   056039100
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 056039100                                         Page 4 of 7 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        BlackRock, Inc.+  23-2784752

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization               Delaware


  Number of Shares             5) Sole Voting Power                       *
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                     *


                               7) Sole Dispositive Power                  *


                               8) Shared Dispositive Power                *


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person      *



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 *


   12) Type of Reporting Person (See Instructions)                        IA

              + formerly known as PNC Asset Management Group, Inc.

                         * See the response to Item 5.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)

                                BWAY CORPORATION
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   056039100
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No. 056039100                                         Page 5 of 7 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        Provident Capital Management, Inc.  23-2083823

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization               Pennsylvania


  Number of Shares             5) Sole Voting Power                   *
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                 *


                               7) Sole Dispositive Power              *


                               8) Shared Dispositive Power            *


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  *



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)             *


   12) Type of Reporting Person (See Instructions)                        IA

                         * See the response to Item 5.

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Each reporting person has ceased to own beneficially more than 5% of the stock.


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      February 13, 1998
      --------------------------------------------
      Date

      /s/ ROBERT L. HAUNSCHILD
      --------------------------------------------
      Signature - PNC Bank Corp.


      Robert L. Haunschild, Senior Vice President and
                            Chief Financial Officer
      -----------------------------------------------
      Name/Title


      February 13, 1998
      --------------------------------------------
      Date


      /s/ PAUL L. AUDET
      --------------------------------------------
      Signature - PNC Bancorp, Inc.

      Paul L. Audet, Vice President
      --------------------------------------------
      Name/Title


      February 13, 1998
      --------------------------------------------
      Date


      /s/ THOMAS R. MOORE
      --------------------------------------------
      Signature - PNC Bank, National Association


      Thomas R. Moore, Vice President and
                       Secretary
      --------------------------------------------
      Name/Title


      February 13, 1998
      --------------------------------------------
      Date

      /s/ BRIAN F. LILLY
      --------------------------------------------
      Signature - BlackRock, Inc.


      Brian F. Lilly, Financial Officer and Treasurer
      -----------------------------------------------
      Name/Title


      February 13, 1998
      --------------------------------------------
      Date

      /s/ YOUNG D. CHIN
      --------------------------------------------
      Signature - Provident Capital Management, Inc.


      Young D. Chin, President
      --------------------------------------------
      Name/Title


     An agreement to file a joint statement was previously filed as Exhibit A to the Schedule 13G filed on February 12, 1996.